Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

Abri Spac I, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value per share	457(f)(2)	55,500,000(1)	$79.08 per million	$4,388.71	$0.0000927	$0.41

	Total Offering Amounts
	Net Fee Due							$0.41

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant, issuable in connection with the business combination described herein (the “Business Combination”). This number is based on the sum of (i) 45,000,000, the maximum number of shares of Common Stock issuable as merger consideration for the Business Combination, and (ii) 10,500,000, the maximum number of shares of Common Stock issuable in respect of the earn-out mechanism described herein.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Apifiny, a Delaware corporation, is a private company, no market exists for its securities, and Apifiny has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Apifiny securities expected to be exchanged in the Business Combination, including Apifiny securities issuable upon the exercise of options.